Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6100 Fax 913 696 6116
News Release

August 16, 2010

YRC Worldwide Establishes Strategic Relationship with Austin Ventures through the Sale of YRC Logistics

• Completes Initial Closing With Proceeds of $33.6 Million

• YRCW Customers Will Continue to Receive Complimentary Logistic Services Through Austin Ventures

OVERLAND PARK, KAN. — YRC Worldwide Inc. (NASDAQ: YRCW) today announced that it completed the initial closing on the previously announced sale of a portion of YRC Logistics. The gross proceeds for the transaction were approximately $38.7 million of which YRC Worldwide received $33.6 million at the initial closing with an additional $2.3 million placed in escrow for further closings of foreign entities over the coming months, and $2.8 million was placed in escrow for indemnification purposes.

All of the multiemployer pension funds who are parties to the company’s pension contribution deferral agreement (“CDA”) agreed to amend the CDA. The CDA amendment provides for certain terms in the company’s most recent amendment to its credit agreement to be effective, including the retention of 100% of the proceeds from the sale of YRC Logistics.

YRC Worldwide will retain all of its China-based operations. The company will continue to offer its customers complimentary logistics solutions through its strategic relationship with Austin Ventures, which is created by a comprehensive commercial services agreement between the parties.

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YRC Worldwide Inc., a Fortune 500 company headquartered in Overland Park, Kan., is one of the largest transportation service providers in the world and the holding company for a portfolio of successful brands including YRC, YRC Reimer, YRC Glen Moore, New Penn, Holland and Reddaway. YRC Worldwide has the largest, most comprehensive network in North America, with local, regional, national and international capabilities. Through its team of experienced service professionals, YRC Worldwide offers industry-leading expertise in heavyweight shipments and flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence. Please visit yrcw.com for more information.

Investor Contact:	Paul Liljegren	Media Contact:	Suzanne Dawson
	YRC Worldwide Inc.		Linden Alschuler & Kaplan
	913.696.6108		212.329.1420
	Paul.Liljegren@yrcw.com		sdawson@lakpr.com